Supplement dated August 8, 2016

to Term Sheet dated July 7, 2016,
product supplement EQUITY INDICES ARN-1

dated March 5, 2015,
prospectus supplement and prospectus dated March 5, 2015 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-202524

HSBC USA Inc.

Accelerated Return Notes®
Linked to the S&P 500® Index, due June 29, 2018

CUSIP: 40434V798

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final Term Sheet dated July 7, 2016 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on July 7, 2016, the first day of the Starting Value Determination Period, was 2,097.90.

The Starting Value Determination Period expired on August 8, 2016. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,097.90, which was the closing level of the Market Measure on July 7, 2016.

Therefore, the Starting Value for the notes is 2,097.90.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Final Term Sheet, on page PS-6 of product supplement EQUITY INDICES ARN-1 and on page S-1 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated July 7, 2016: https://www.sec.gov/Archives/edgar/data/83246/000114420416112411/v444016_424b2.htm
•	Product supplement EQUITY INDICES ARN-1 dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000114420415014359/v403698_424b2.htm
•	Prospectus supplement dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm
•	Prospectus dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to HSBC USA Inc.